UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2022
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LEONARDO DRS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-41565	13-2632319
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2345 Crystal Drive
Suite 1000
Arlington, Virginia 22202
(Address of principal executive offices)
(703) 416-8000
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	DRS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 19, 2022, pursuant to the proxy agreement (as such agreement may be amended, restated, modified or supplemented from time to time, the “Proxy Agreement”), by and between the Company, the proxy holders, Leonardo US Holding Inc. (“US Holding”), Leonardo - Societa per azioni and the United States Department of Defense, US Holding:(i) extended the term of, and reappointed, Mr. David W. Carey and (ii) appointed Dr. Louis R. Brothers, each as a proxy holder director to the Board of Directors of the Company (the “Board”). Each appointment is effective January 1, 2023.
Dr. Brothers was appointed to replace Mr. Peter A. Marino as a proxy holder director of the Board, whose term is due to expire on December 31, 2022 at which point he will cease to be a proxy holder director. The Company would like to formally extend its gratitude to Mr. Marino for his service and contributions to the Company and the Board.
Mr. Carey’s term as a proxy holder director was due to expire on December 31, 2022. The Board reappointed each of Mr. Carey and appointed Dr. Brothers as a Class C Proxy Holder to hold such office until December 31, 2025 or their earlier resignation or removal.
Mr. Carey will continue to serve on the Company’s Audit Committee, Nominating and Corporate Governance Committee and as Chair of the Company’s Government Security Committee. The Board appointed Dr. Brothers to the Company’s Government Security Committee and Audit Committee, effective January 1, 2023.
Concurrently, effective January 1, 2023, the Board appointed Ms. Frances F. Townsend to serve as Lead Outside Director of the Board until earlier resignation or removal, replacing Mr. Carey in such function.
Dr. Louis R. Brothers
Dr. Reginald Brothers has served as Operating Partner at AE Industrial since 2022. Prior to joining AE Industrial from June 2020, Dr. Brothers served as the CEO of BigBear.ai which brings together leading-edge data management, analytics, artificial intelligence, cloud technologies, cybersecurity and computer network operations to deliver advanced decision support solutions to government and business leaders. Dr. Brothers was also the Chief Executive Officer at NuWave Solutions from June 2020 until its merger with PCI. From 2018 to 2020 Dr. Brothers served as the Executive Vice President and Chief Technology Officer of Peraton and from 2017 to 2018 was a Principal with the Chertoff Group.
Prior to that, he served as Under Secretary for Science and Technology at the U.S. Department of Homeland Security, having been confirmed by the U.S. Senate in April 2014. In this role he was responsible for a science and technology portfolio that included basic and applied research, development, demonstration, testing and evaluation with the purpose of helping DHS operational elements and the nation’s first responders achieve their mission objectives. From 2011 to 2014, Dr. Brothers served as Deputy Assistant Secretary of Defense for Research at the Department of Defense. In this position, he was responsible for policy and oversight of the Department’s science and technology programs and laboratories. He held senior roles at the Defense Advanced Research Projects Agency, BAE Systems, Draper Laboratory, Envoy Networks and MIT Lincoln Laboratory. Dr. Brothers has been awarded five patents and the Office of the Secretary of Defense Medal for Exceptional Public Service.
Dr. Brothers currently serves on the Board of Directors of AE Industrial portfolio companies: American Pacific Corporation and Redwire. Dr. Brothers is also a member of the Department of the Air Force Science Advisory Board, a Distinguished Fellow of the Georgetown University Center for Security and Emerging Technology, a member of the MIT Lincoln Laboratory Advisory Board, a member of the MIT Visiting Committee for Sponsored Research and a Trustee of Riverside Research. Dr. Brothers received a bachelor of science degree in electrical engineering from Tufts University, a master of science degree in electrical engineering from Southern Methodist University, and a doctoral degree in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Brothers provides invaluable guidance to the Board through his over 25 years of experience in the defense, government services and technology industries.

There are no arrangements or understandings between Mr. Carey, Dr. Brothers or any other person pursuant to which they were selected as proxy holder directors. Directors will receive compensation under the Company’s director compensation program. The Company is party to director indemnification agreements with Mr. Carey and Dr. Brothers, substantially in the form filed as Exhibit 10.15 of the Company’s Registration Statement on Form S-1 filed on February 26, 2021. Additionally, as proxy holder directors, each of Mr. Carey and Dr. Brothers is or will become on effectiveness of his appointment a party to the Proxy Agreement. Other than pursuant to the Proxy Agreement, none of Mr. Carey or Dr. Brothers, nor any of their immediate family members, is a party, either directly or indirectly, to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEONARDO DRS, INC.
(Registrant)

Date: December 21, 2022	By:	/s/ Mark A. Dorfman
Mark A. Dorfman
Executive Vice President, General Counsel and Secretary